Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

RAPT Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c) and 457(h)	1,370,173(3)	$29.67	$40,653,033	$110.20 per $1,000,000	$4,480
Fees Previously Paid
	Total Offering Amounts					$40,653,033		$4,480
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$4,480

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

(2)

Estimated in accordance with Rule 457(c) and Rule 457(h) promulgated under the Securities Act solely for the purpose of calculating the registration fee, on the basis of $29.67 per share, which is the average of the high and low prices of the Registrant’s Common Stock, as reported on the Nasdaq Global Market on March 9, 2023.

(3)

Consists of 1,370,173 additional shares of Common Stock that were automatically added to the shares reserved for future issuance in the RAPT Therapeutics, Inc. 2019 Equity Incentive Plan (the “Plan”) on January 1, 2023 pursuant to an “evergreen” provision contained in the Plan, which provides that the number of shares available under the Plan will automatically increase on January 1 of each year, through and including January 1, 2029, in an amount equal to the lesser of (i) 4% of the total number of shares of Capital Stock (as defined in the Plan) outstanding on December 31 of the preceding calendar year or (ii) such smaller number of shares as the Registrant’s Board of Directors may designate prior to the applicable January 1.